EXHIBIT 23.01

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

James E. Smith & Associates hereby consents to the use of its name in the 2009 Annual Report on Form 10-K of Pegasi Energy Resources (the “Company”).  We further consent to the use of information contained in our report, dated February 4, 2010, setting forth the estimates of reserves from the Company’s oil and gas reserves in such Annual Report on Form 10-K.

/s/ James E. Smith, P.E.

State of Texas No. 24174
Date: March 29, 2010